JOINT VENTURE SHAREHOLDERS AGREEMENT

THIS JOINT VENTURE SHAREHOLDERS AGREEMENT is made this 18th day of December, 2007 (this "Agreement") by and among LASER ENERGETICS, INC., an Oklahoma Corporation with an address of 3535 Quaker Bridge Road, Suite 700, Mercerville, New Jersey 08619 ("LEI") and LANTIS LASER, INC., a Nevada corporation with an address of 11 Stonebridge Court, Denville, New Jersey 07834 ("LLI") (LEI and LLI are collectively referred to as the "Shareholders" and each a "Shareholder"); and HyGeniLase, Inc., a Delaware corporation with an address of 3535 Quaker Bridge Road, Suite 700, Mercerville, New Jersey 08619 (the "Company").

WITNESSETH:

WHEREAS, LEI is engaged in the design, engineering, manufacturing, sales and distribution of lasers;

WHEREAS, LLI is engaged in the commercialization of technology in the human and animal dental field including managing clinical development and sales and marketing;

WHEREAS, LEI and LLI are parties to a certain Memorandum of Understanding dated October 25, 2007 (the "MOU") pursuant to which the Shareholders agreed to form a joint venture to develop, manufacture, market, sell and distribute dental laser systems and dental laser process technology to the dental markets (the "Joint Venture");

WHEREAS, LLI has determined that research prototype and study found in LEI Quotation #10072147 have been successfully completed, and accordingly has agreed to form the Company and enter into this Agreement in furtherance of the Joint Venture;

NOW THEREFORE, in consideration of the premises and mutual understandings contained herein, the Shareholders agree as follows:

1. ESTABLISHMENT OF THE COMPANY. Prior to the execution of this Agreement, the Shareholders have established a Delaware corporation, and accordingly will cause amendments to the corporation's organizational documents as follows:

1.1 Name. The name of the Company shall be HyGeniLase, Inc., or if such name is not available, then such other name as the Shareholders mutually agree in writing.

1.2 Purpose. The purpose of business of the Company shall be to develop, manufacture, market, sell and distribute dental laser systems and dental laser process technology to the dental markets worldwide. The Company shall not conduct any other business without the prior written consent of the Shareholders.

1.3 Address. The principal office of the Company shall be located at the offices of LEI.

1.4 Shareholders. In consideration for the payments, licenses and contributions by each of the Shareholders pursuant to the MOU and this Agreement, each Shareholder shall initially be issued 100 shares of Common Stock, par value $0.001 (along with any other shares issued to either of the Shareholders, the "Shares"), so that each Shareholder owns 50% of the issued and outstanding equity in the Company. Except as otherwise set forth in this Agreement, neither Shareholder shall have any further obligations to furnish additional funds in connection with the Company. No additional equity (whether by issuance of stock, convertible debt, warrants, options, or otherwise) in the Company shall be issued without the prior written consent of the Shareholders.

1.5 Number of Directors. Board of Directors shall consist of two Directors. Each Director shall have one vote.

1.6 The Board will consist of one Director nominated by LEI and one Director nominated by LLI. Initially, the Director nominated by LEI shall be Robert D. Bath, and the Director nominated by LLI shall be Stanley B. Baron. Each of LEI and LLI will have the exclusive right to remove its respective designees and to fill any vacancy caused by the removal, resignation or death of its respective designees. Each Shareholder shall vote all of its Shares in favor of the election of the Directors nominated in accordance with this Agreement.

1.7 Fiscal Year. Fiscal Year of the Company shall commence on January 1 of each year and end on December 31 of the same year.

1.8 Reporting. Each Shareholder and the Board shall be entitled to receive sufficient management and financial information and reports to allow the Directors to monitor the conduct of the business of the Company. All information provided thereunder will be provided subject to the terms of confidentiality set forth in Section 9 below.

1.9 Access to Records. Subject to the requirements of confidentiality set forth in Section 9 below, each Shareholder may inspect the books, accounts and records of the Company and, to the extent necessary to ensure compliance with this Agreement, of the other Shareholder.

2. ROLES OF THE PARTIES. The roles of each of the Shareholders shall be as follows:

2.1 LEI'S Role. LEI shall be responsible for product development, product specifications, quality control, product improvement, and manufacturing. LEI shall be directly compensated by the Company for these functions at a rate equal to "cost plus 10%" basis.

2.2 LLI's Role. LLI shall be responsible for funding the Company, clinical evaluation, process development, market development, and sales and marketing to the human and animal dental market. LLI shall be directly compensated by the Company for these functions at a rate equal to of 5% of net sales less discounts.

3. TECHNOLOGY.

3.1 LEI & LLI IP. Attached hereto as Appendix "A" LEI lists its intellectual property (the "LEI IP"), both patents and patents pending, if public, which is applicable to the dental markets, including the future LEI Patent for cleaning of teeth using the 3rd Harmonic (250nm) laser light. Attached hereto as Appendix "B" LLI lists it intellectual property (the "LLI IP"), both patents and patents pending, if public, which is applicable to the dental markets

3.2 Unless as otherwise provided for herein, all products, technology and intellectual property developed by LEI in connection with this Joint Venture shall be owned by LEI and all products, technology and intellectual property developed by LLI in connection with this Joint Venture shall be owned by LLI. LEI hereby grants the Company a royalty-free, exclusive worldwide license to make, use, market, sell and distribute the LEI IP, limited specifically to applications relating to the human and animal dental markets. LLI hereby grants the Company a royalty-free, exclusive, worldwide license to make, use, market, sell and distribute the LLI IP, limited specifically to applications relating to the human and animal dental markets in connection with the Joint Venture. Initial dental applications contemplated are for cleaning teeth, cutting teeth.

4. FUNDING.

a. LLI shall be responsible for raising the initial funding of the Company in the amount of approximately $650,000.00, of which $91,000.00 has been committed for the Laser Cost Study and the Refurbished ALX laser.

b. LLI has already committed to LEI $91,000 and advanced $56,000 to LEI for the benefit of the Company. The Company will re-pay LLI all advances including this $56,000 at such time as the Company has been funded with at least $750,000.

c. LEI has incurred legal expenses in the amount of $5,000 for the benefit of the Company. The Company will reimburse LEI at such time as the Company has been funded with at least $750,000.

d. LLI, for the benefit of the Company, has paid LEI and LEI has provided LLI, for the benefit of the Company, a full laser system cost analysis, as well as LEI will deliver a reconditioned research prototype Alexandrite laser system.

e. The Company will fund and purchase from LEI a fully developed pre-production prototype dental laser system primarily for dental cleaning. The initial work of undertaking a full systems cost analysis has been successfully completed by LEI. LLI acknowledges that it has authorized, for the benefit of the Company prior to its formation, the development and building of a pre-production prototype dental laser system (the "Prototype") by LEI, in accordance with LEI & LLI MOU signed October 25th, 2007, for a total purchase price of $550,000 (to be paid to LEI directly by the Company,).

f. Upon the execution of this Agreement, LLI shall pay LEI an initial non refundable down payment of $50,000. Further payments will be made as follows: $200,000 by January 31, 2008 and $150,000 by February 29, 2008. Upon commencement of the design review of the Prototype, LLI shall pay LEI an additional $100,000.00 towards the purchase price for the Prototype, which is estimated to take place before March 30,2008. Upon final acceptance of the Prototype by the Company, the Company shall pay LEI the final payment of $50,000 for the Prototype. The full specification of the prototype is to be supplied against the final payment. Funding for the Joint Venture thereafter shall be provided by the Company, although LLI shall have primary responsibility for funding and will use its commercial best efforts to have the Company adequately funded to meet its objectives.

5. MANUFACTURING. LEI shall be responsible for the manufacturing of the dental laser systems and dental laser process technology under the Joint Venture. The Company and LLI hereby grant LEI the exclusive right to manufacture all of their requirements (and the requirements for any of their Affiliates) for dental laser systems and dental laser process technology for the dental markets. All systems and technology manufactured by LEI for the Company under the Joint Venture shall be provided pursuant to LEI's standard terms and conditions, which are attached hereto as Appendix "C" at a rate to be mutually agreed upon, which shall be on a manufactured "cost plus 10%" basis as defined in 2.1 above

6. MARKET DEVELOPMENT AND MARKETING. LLI shall be responsible for organizing clinical evaluation, validation and worldwide sales and distribution of the products developed under the Joint Venture. All sales and distribution decisions will be made jointly by the Shareholders.

7. REGULATORY COMPLIANCE. The Shareholders agree to engage a third party regulatory consultant (with costs to be financed by the Company, with assistance as necessary from LLI) to provide advice and assistance on the regulatory compliance of any dental laser systems and dental laser process technology developed or manufactured under the Joint Venture.

8. TRANSFER OF SHARES.

8.1 Transfers. A Shareholder may not transfer to any individual or entity any of its Shares except (i) with the written approval of all Shareholders, (ii) in accordance with clause 8.2 below. Any Transfer of Shares in violation of this Section 8.1 shall be null and void.

8.2 Transfer to Affiliate Transferees. Any Shareholder may, in its sole discretion and without the consent of any other Shareholder, transfer all but not some of its Shares, directly to such Shareholder's Affiliate; provided, however, that (i) the transferring Shareholder shall neither be relieved of nor released from any of its obligations set forth in this Agreement and shall cause the transferee to abide by the provisions of this Agreement and guarantee such obligations of the transferee with respect to such transferred Shares; and (ii) no Shareholder shall permit an Affiliate to which Shares to cease to be an Affiliate, or permit such Affiliate to be dissolved, liquidated, wound-up or otherwise to cease to exist by the operation of law or otherwise, unless such Shareholder shall first have purchased all of the Shares that were transferred to such Affiliate. For the purposes of this Agreement, "Affiliate" means an entity that is controlled by, controls or under common control as a Shareholder, where control means the power to direct and/or influence the management or policies of an entity, whether through the ownership of voting securities or otherwise.

9. CONFIDENTIALITY. Except as required by an officer or Director to carry out the business of the Company, no Shareholder will divulge any information, paper, or document relating to the assets, liabilities, operations, business affairs, or any other information about the Company or the other Shareholder. The right to maintain the confidentiality of the affairs of the Company and the Shareholders in connection with the Company's business may be enforced by any Shareholder or by the Company itself by way of an injunction issued out of any court of competent jurisdiction, and this right will not restrict or take the place of the Shareholders' or the Company's rights to money damages, actual and exemplary, for a violation of the provisions of this Section.

10. TERMINATION AND EVENTS OF DEFAULT.

10.1 Special Termination Events. This Agreement shall be terminated in the following event:

(a) the Company is liquidated or dissolved; or

(b) with respect to any of the Shareholders, such Shareholder no longer is the shareholder of the Company subject to the terms and conditions set forth in this Agreement; or

(c) the Shareholders mutually agree to terminate this Agreement in writing.

Termination of this Agreement will be without prejudice to any accrued rights of the Shareholders and the Company.

10.2 Events of Default. The occurrence of any of the following events shall be an Event of Default, it being understood that any Event of Default occurring with respect to any Shareholder that has transferred all or a part of its Shares to its Affiliate in accordance with the provisions of Section 8.2 shall be deemed to have also occurred with respect to such Affiliate transferee:

10.2.1 If any Shareholder takes any action relating to the Company which constitutes gross negligence or willful misconduct, and if subject to cure, such Shareholder does not cure such gross negligence or willful misconduct within thirty days following delivery of notice of breach to such Shareholder by the nonbreaching Shareholder; or

10.2.2 If the Company is unable to meet payment obligations for 45 days, such event shall constitute an event of default on the part of LLI; or

10.2.3 If any Shareholder takes any action or inaction relating to the Company which constitutes a material breach of the obligations of such Shareholder under this Agreement or any of the agreements with the Company or with other Shareholder, and if subject to cure, such Shareholder does not cure such breach within thirty days following delivery of notice of breach to such Shareholder by the nonbreaching Shareholder.

10.3 Rights Upon Event of Default. Upon the occurrence of an Event of Default, the nondefaulting Shareholder shall be entitled to the right set forth below:

(a) Where the nondefaulting Shareholder desire to discontinue the business of the Company, the nondefaulting Shareholder shall have the right (i) to apply for the dissolution of the Company, or (ii) to cause the defaulting Shareholder to purchase all but not less then all of the Shares owned by the nondefaulting Shareholders (i) at a price equal to 125 percent of the fair market value to be determined by a reliable and reputable third-party appraiser, or (ii) at a price equal to actual amount paid by such nondefaulting Shareholders for such Shares, whichever is higher; or

(b) in case the nondefaulting Shareholder desires to continue the business of the Company, the nondefaulting Shareholder shall have the right to purchase, from the defaulting Shareholder the Shares held by the defaulting Shareholder (i) at a price equal to 75 percent of the fair market value to be determined by a reliable and reputable third-party appraiser, or (ii) at a price equal to the actual amount paid by such defaulting Shareholder for such Shares, whichever is lower; provided however that exercise of such purchase right shall not affect the defaulting Shareholder's obligations under this Agreement.

11. MISCELLANEOUS.

11.1 Addresses. All notices, consents, waivers, and other communications under this Agreement must be in writing and will be deemed to have been duly given when (a) delivered by hand (with written confirmation of receipt), or (b) when received by the addressee, if sent by a nationally recognized overnight delivery service (receipt requested), in each case to the appropriate addresses set forth on the first page of this Agreement (or to such other addresses as a party may designate by notice to the other parties).

11.2 Inconsistency. As among the Parties, the provisions of this Agreement shall prevail over any inconsistent section in the Certificate of Incorporation and By-Laws of the Company, and as soon as possible after becoming aware of such an inconsistency, all Parties will take all necessary steps to amend any inconsistency in the Certificate of Incorporation and By-Laws, as the case may be.

11.3 Costs. The Shareholders will share equally the fees and costs for the preparation and execution of this Agreement, and any document executed to give effect to any provisions of this Agreement.

11.4 Assignment. This Agreement will not be assignable or otherwise transferable by either Shareholder, other than in accordance with the provisions of Section 8.1, and any purported assignment or other transfer will be void and unenforceable.

11.5 No Waiver. A provision of or right under this Agreement may not be waived except by a waiver in writing signed by the party granting the waiver, and will be effective only to the extent specifically set out in that waiver.

11.6 Amendment. This Agreement may only be amended in a writing executed and delivered by all the parties.

11.7 Governing: Law. This Agreement and the rights and duties of the parties hereunder will be governed by, and construed and interpreted in accordance with, the laws of Delaware, without giving effect to its principles or rules of conflict of laws.

11.8 Further Action. Each party will, and will use all reasonable efforts to, take or cause to be taken all actions, and do or cause to be done all other things, necessary, proper or advisable in order to give full effect to this Agreement.

11.9 Remedies. The parties agree that any breach of the provisions of this Agreement by my party may result in irreparable injury to the other party, that money damages may be an inadequate remedy for such breach, and that, in addition to any other remedies which they may have, the other party may enforce their respective rights by actions for specific performance and for injunctive and other relief (to the extent permitted by law). Each party agrees not to oppose the granting of such relief in the event a court determines that such a breach has occurred, and to waive any requirement for the posting of any bond in connection with such remedy.

11.10 Interpretation. The headings are for ease of reference only and do not affect the construction of this Agreement.

11.11 Severability. If a court of competent jurisdiction or an arbitral panel holds that part of this Agreement is invalid, inoperative or unenforceable in any jurisdiction or circumstances, that part will not be invalid, inoperative or unenforceable in any other jurisdiction or circumstances, and no other part of this Agreement will be invalid, inoperative or unenforceable, or affected in any other way. If a provision of this Agreement is so broad as to be unenforceable, that provision will be interpreted to be only so broad as is enforceable.

11.12 Counterparts. This Agreement may be executed in any number of counterparts, each of which will be deemed an original, and all those counterparts taken together will be regarded as one instrument.

11.13 Entire Agreement. This Agreement constitutes the entire agreement and understanding of the parties as to their subject matter, and supersedes all prior agreements or understandings, both written and oral, between the parties with respect to such subject matter.

[THIS SPACE INTENTIONALLY LEFT BLANK- SIGNATURE PAGE TO FOLLOW]

IN WITNESS WHEREOF, the parties hereto have caused this Joint Venture Shareholders Agreement to be duly executed as of the date first written above.

LASER ENERGETICS, INC.

By:
Name	Robert D. Battis
Title:	President & CEO

LANTIS LASER, INC.

Name	Stanley B. Baron
Title:	President & CEO

HYGENILASE, INC.

By:
Name
Title:	President & CEO

APPENDICES

A: LEI IP
B: LLI IP
C. LEI TERMS & CONDITIONS

Appendix A - LEI Intellectual Property

US Patent #	Title of Patent
5,331,652	Solid State Laser Having Closed Cycle Gas Cooled Construction
5,321,711	Segmented Solid State Laser Gain Media With Gradient Doping Level
5,235,606	Amplification of Ultrashort Pulses with ND:Glass Amplifiers Pumped By Alexandrite Free Running Laser
5,142,548	Broadband Tuning and Laser Line Narrowing Utilizing Birefringent Laser Hosts
4,949,346	Conductively Cooled Diode Pumped Solid State Slab Laser
4,933,946	Conductively Cooled Solid State Slab Laser
4,809,283	** Method of Manufacturing Chromium - Doped Beryllium Aluminate Laser Rod and Lasers Incorportating the Rods therein.
New Patent on Flash lamp pumped Lasers LEI is applying for in Dec 2007

Appendix B - LLI Intellectual Property

LLI has no intellectual property with respect to the application of Alexandrite Lasers in Dentistry